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Exhibit 10.10

CONSULTING AGREEMENT

        This CONSULTING AGREEMENT (the "Agreement") is made and entered into as of the 22nd day of November, 2004, by and between ev3 Inc., a Delaware limited liability company (the "Company"), and Dale A. Spencer (the "Consultant").

R E C I T A L S :

        WHEREAS, the Company desires to obtain the technical and advisory services of and obtain certain restrictive covenants from the Consultant, as described below, and the Consultant is willing to provide such services and is willing to agree to such restrictive covenants, on the terms and for the consideration set out below; and

        WHEREAS, the Consultant and the Company desire to embody in this Agreement the terms and conditions of Consultant's engagement by the Company, which terms and conditions shall supersede all prior oral and written agreements, arrangements and understandings relating to the Consultant's services.

        NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, it is hereby agreed as follows:

        SECTION 1.    ENGAGEMENT:    The Company hereby agrees to engage Consultant, and Consultant does hereby accept his engagement with the Company and agrees to serve the Company, in the capacities, for the term and subject to and upon the terms and conditions as herein contained.

        SECTION 2.    TERM:    Unless sooner terminated pursuant to Section 6 hereof, the consulting services to be provided by Consultant to the Company pursuant to this Agreement shall commence as of the date hereof (the "Commencement Date") and shall continue until July 1, 2005 (the "Initial Term"). The Initial Term hereunder shall, commencing on July 1, 2005, and on each yearly anniversary thereafter, automatically be extended on the terms and conditions contained herein for one additional year (collectively with the Initial Term, the "Term"), unless, not later than the date which is 30 days proceeding such applicable anniversary date, either party hereto shall have given written notice to the other party hereto that such party does not wish to extend the term of the Term hereunder for an additional year. In the event such notice is delivered by either party hereto, the Term shall not be extended on the anniversary of the applicable July 1 following the date of delivery of the written notice of non-renewal and shall terminate on the expiration of the then current Term, unless sooner terminated pursuant to Section 6 hereof.

        SECTION 3.    DUTIES:    During the Term of this Agreement, Consultant agrees to and shall furnish to the Company Consultant's best advice, information, judgment and knowledge with respect to the operations of the Company's businesses. Consultant shall provide such services to the Company as and when the Company's managing members reasonably requests from time to time. It is expected that the Consultant will devote approximately 35%, on average, of his time in rendering his services during the Term of this Agreement.

        SECTION 4.    CONSULTING FEE:    During the Term of this Agreement, the Company shall pay Consultant, and Consultant hereby agrees to accept as payment for all consulting services rendered hereunder, a fee of Twenty-Three Thousand Seven Hundred Fifty Dollars ($23,750) per month (the "Consulting Fee"). The Consultant agrees that the Consulting Fee will be reduced by any fees paid in cash to Consultant from any entities affiliated with the Company, including, without limitation, Micro Therapeutics, Inc., a Delaware corporation, and that the Consulting Fee will not be reduced by the value of any equity-based compensation (e.g., stock options and grants) the Consultant receives from such entities. In addition to the Consulting Fee, the Company will pay the Consultant an additional Two Thousand Dollars ($2,000) per month to help defray the expense of the Consultant getting medical, dental, life insurance and disability coverage benefits. The Consulting Fee shall be paid in accordance with the Company's normal and customary payroll practices during the Term of this Agreement provided, however, that such Consulting Fees shall be paid at least once a month. The Consulting Fee shall be paid to Consultant without regard to the amount of time expended by Consultant in performing the duties required by this Agreement, provided that Consultant has performed those services as requested by the Company from time to time in accordance with Section 3 hereof. The Company will reimburse Consultant in accordance with its normal reimbursement policy for reasonable travel and other expenses incurred by the Consultant in carrying out the Consultant's duties under this Agreement. Reimbursement for approved expenses will be made within thirty (30) days of receipt from the Consultant of an itemized expense report.

        SECTION 5.    INDEPENDENT CONTRACTOR STATUS:    Consultant will perform his obligations and duties under this Agreement solely as an independent contractor performing work for the Company, and not as an agent or employee of, or joint venture with, the Company. The Consultant shall not, by reason of this Agreement, acquire any benefits, privileges or rights under any benefit plan maintained by the Company or its subsidiaries or affiliates for the benefit of their employees, including, without limitation, (i) any pension or profit-sharing plans or (ii) any plans providing medical, dental, disability or life insurance protection. Consultant shall be solely responsible for the payment of any federal, state and local taxes applicable to the fees and expenses paid or payable by the Company in connection with Consultant's engagement.

        SECTION 6.    TERMINATION:

          (a)    Death.    The Consultant's engagement shall automatically terminate upon his death, and upon such event, the Consultant's estate shall be entitled to receive the amounts specified in Section 6 (e) below.

          (b)    Disability.    If the Consultant is unable to perform the duties required of him under this Agreement because of illness, incapacity, or physical or mental disability, the Term shall continue and the Company shall pay all compensation required to be paid to the Consultant hereunder, unless the Consultant is unable to perform the duties required of him under this Agreement for an aggregate of 120 days (whether or not consecutive) during any 12-month period during the term of this Agreement, in which event the Consultant's employment shall terminate, and the Consultant shall be entitled to receive the amounts specified in Section 6(e) below.

          (c)    Cause.    The Company may terminate the Consultant's engagement at any time, with or without Cause. Termination of the Consultant's engagement hereunder shall be effective upon delivery of written notice of such termination. For purposes of this Agreement, "Cause" shall mean (i) any act of personal dishonesty taken by the Consultant in connection with his responsibilities as a consultant and intended to result in substantial personal enrichment of the Consultant, (ii) the conviction of a felony, (iii) a willful act by the Consultant which constitutes gross misconduct and which is injurious to the Company and (iv) continued violations by the Consultant of the Consultant's obligations under this Agreement which are demonstrably willful and deliberate on the Consultant's part after there has been delivered to the Consultant a written demand for performance from the Company which describes the basis for the Company's belief that the Consultant has not substantially performed his duties; provided, however, that if such Cause relates to the continued violations described in subsection 6(c)(iv), the Company shall not terminate the Consultant's services hereunder unless the Company first gives the Consultant the notice described in subsection 6(c)(iv) and the Consultant has not within 20 days following receipt of the notice, cured such Cause, or in the event such Cause is not susceptible to cure within such 20 day period, the Consultant has not taken all reasonable steps within such 20 day period to cure such Cause as promptly as practicable thereafter.

          (d)    Resignation.    The Consultant shall have the right to terminate his engagement at any time and for any reason by giving thirty (30) days written notice of his resignation.

          (e)    Payments.    (i) In the event that the Consultant's engagement terminates pursuant to subsections 6(a), (b), (c), or (d), the Company shall pay to the Consultant all amounts pursuant to Section 4 hereof which are accrued but unpaid through the date of termination.

          (ii)   In the event the Consultant's engagement is terminated by the Company without Cause (other than pursuant to Section 6(a) or Section 6(b) above), in addition to the amounts specified in subsection (i) above, the Consultant shall continue to receive the Consulting Fee for the remainder of the Term.

        SECTION 7.    INDEMNIFICATION.    The Company hereby agrees to indemnify and hold Consultant harmless against any liability, cost or expense arising out of Consultant's association with the Company to the full extent legally permissible under the Delaware General Corporation Law, as may be amended from time to time, provided, however, that the Company shall not be required to indemnify the Consultant for any liability, cost or expense arising from or relating to the Consultant's gross negligence or willful misconduct. Solely in consideration for the Company's agreement to indemnify and hold harmless Consultant pursuant to this Section 7, after the termination of Consultant's engagement with the Company, Consultant agrees, upon request by the Company and at the Company's expense, and at such times and locations as agreeable to Consultant, to fully assist, consult and cooperate in good faith with the Company, as requested by the Company, in connection with (i) any pending or threatened or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative and whether or not Consultant is a named or threatened party to such action, suit or proceeding, (ii) any appeal in such an action, suit or proceeding, and (iii) any inquiry or investigation that could lead to such an action, suit or proceeding. Upon presentation of expense statements or vouchers and such other supporting information as the Company may reasonably request, the Company shall pay or reimburse Consultant for (i) all reasonable expenses incurred by Consultant in connection with his obligations to assist the Company hereunder and (ii) an amount equal to $2,000 per day for each day the Consultant is required to assist, consult and cooperate with the Company pursuant to this Section 7, except that the Company will not be required to pay such amount if the Consultant is providing such services as part of his Consulting Fee under Section 4 of this Agreement.

        SECTION 8.    RESTRICTIVE COVENANTS:

          (a)    NONCOMPETE:    At all times during the Term of this Agreement, without the Company's prior written consent, the Consultant shall not, directly or indirectly, engage in or have any interest in any sole proprietorship, partnership, corporation or business or any other person or entity (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) engages in minimally invasive endovascular procedures provided, however, that the provisions of this Section 8 shall not apply to (i) any passive investment made by the Consultant in which he becomes a stockholder or investor owning no more than a 5% interest (e.g., equity or equity-like securities) in such entity, (ii) his service as either a board member or advisor of any corporation or entity listed on Exhibit A to this Agreement upon which the Consultant was serving as a member of its board of directors or providing advisory services to at the effective time of this Agreement; (iii) any passive investment in any venture fund listed on Exhibit A to this Agreement in which the Consultant had invested prior to the effective time of this Agreement; and (iv) any passive investment in any successor or affiliated venture funds created or organized by the entities and venture funds listed on Exhibit A to this Agreement following the date of this Agreement. Further, the Company agrees to allow the Consultant during the Term of this Agreement to continue to serve on the board of directors of, and to continue his investment in, the companies listed on Exhibit A, and to perform services for, serve on the board of directors of, and invest in other companies so long as such activities are consistent with the provisions of this Section 8 and do not reasonably interfere with his obligations under this Agreement.

          (b)    NONSOLICITATION:    At all times during the Term of this Agreement, the Consultant shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity: (i) employ, or attempt to employ, or enter into any contractual arrangement with (1) any current employee of the Company, or (2) any former employee of Company whose termination of employment with the Company has occurred less than six (6) months prior to the date of such arrangement; (ii) call on or solicit any of the actual or targeted prospective clients of the Company on behalf of any person or entity in connection with any business competitive with the business of the Company, and/or (iii) make known the names and addresses of such clients or any information relating in any manner to the Company's trade or business relationships with such customers, other than in connection with the performance of Consultant's duties under this Agreement. For purposes of this Section 8(b), the term "Company" shall include any affiliated companies of the Company.

          (c)    CONFIDENTIALITY:    "Confidential Information" means secret or confidential information, knowledge or data relating to the Company and its respective businesses, but does not include information that: (a) is already lawfully in the possession of the Consultant through independent means at the time of disclosure thereof; (b) is or later becomes part of the public domain through no fault of the Consultant; (c) is lawfully received by the Consultant from a third party having no obligations of confidentiality to the Company; or (d) is required to be disclosed by order of a governmental agency or by a court of competent jurisdiction. Except as specifically authorized by an authorized officer of the Company or by written Company policies, the Consultant will not, either during or after the term of this Agreement, use or disclose Confidential Information to any person who is not an employee of the Company, except as necessary to perform his or her duties under this Agreement. Upon termination of this Agreement, the Consultant will promptly deliver to the Company all Confidential Information in his possession. For purposes of this Section 8(c), the term "Company" shall include any affiliated companies of the Company.

          (d)    ACKNOWLEDGMENT:    The Consultant acknowledges and confirms that (i) the restrictive covenants contained in this Section 8 are reasonably necessary to protect the legitimate business interests of the Company, and (ii) the restrictions contained in this Section 8 (including without limitation the length of the term of the provisions of this Section 8) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. As of the date of this Agreement, the Consultant further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Section 8 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Consultant acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Section 8. The Consultant further acknowledges that the restrictions contained in this Section 8 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company's successors and assigns.

          (e)    REFORMATION BY COURT:    In the event that a court of competent jurisdiction shall determine that any provision of this Section 8 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 8 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

          (f)    SURVIVAL:    The provisions of this Section 8, excluding 8(a) and 8(b) shall survive the termination of this Agreement, as applicable.

          (g)    INJUNCTION:    It is recognized and hereby acknowledged by the parties hereto that a breach by the Consultant of any of the covenants contained in this Section 8 will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Consultant recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in this Section 8 by the Consultant or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

        SECTION 9.    CONSULTANT REPRESENTATIONS:    The Consultant hereby represents to the Company that he is aware of no legal obligation inconsistent with the terms of this Agreement or with Consultant's undertaking of his engagement with the Company.

        SECTION 10.    SUCCESSORSHIP:    This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, including any corporate successor by merger or consolidation; and as used herein, the term "Company" shall include such successors or assigns, and any corporate subsidiary or affiliate of the Company. The services to be provided by the Consultant under this Agreement are personal to Company and shall not be assignable by Consultant without the prior written consent of the Company.

        SECTION 11.    ENTIRE AGREEMENT:    This Agreement, including the Exhibit attached hereto, contains the entire Agreement of the parties relating to and supersedes all prior oral or written agreements relating to the consulting subject matter hereof, and the parties hereto have no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

        SECTION 12.    NOTICE:    Any notice or request required or permitted under this Agreement shall be in writing and given or made by postage paid, registered or certified mail, return receipt requested, addressed to the Company at its then principal place of business or Consultant at his address last given to the Company, or to either party hereto at such other address last given to the Company or to either party hereto at such other address or addresses as such party may from time to time specify for such purposes in a notice similarly given to the other party.

        SECTION 13.    APPLICABLE LAWS:    This Agreement is made in the State of Delaware and shall be construed and enforced in accordance with the laws of the State of Delaware.

        SECTION 14.    ARBITRATION:    Except as provided in Section 8 hereof, any and all claims, disputes, or controversies arising out of or related to this Agreement, or the breach thereof, shall be resolved exclusively by binding arbitration in accordance with the rules of the American Arbitration Association then in existence. Such arbitration shall be conducted by a single arbitrator in Minneapolis, Minnesota. Judgment may be entered on the arbitrator's award in any court having any jurisdiction. Punitive damages shall not be awarded.

        SECTION 15.    ACKNOWLEDGMENT:    IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officer thereunder duly authorized, and Consultant has hereunder set his hand, all as of the day and year first written above.

ev3 Inc.
/s/ JAMES M. CORBETT
By:	James M. Corbett
Its:	President and Chief Executive Officer
Consultant
/s/ DALE A. SPENCER Dale A. Spencer

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  Exhibit 10.10
CONSULTING AGREEMENT